Exhibit 99.1

ANI PHARMACEUTICALS, INC.

NON-PLAN INDUCEMENT STOCK OPTION

NOTICE OF STOCK OPTION GRANT

Participant: [INSERT NAME]

Participant has been granted an Option to purchase Common Stock (“Shares”) of ANI Pharmaceuticals, Inc., a Delaware corporation (the “Company”), subject to the terms and conditions of this Notice of Stock Option Grant (the “Notice of Grant”) and the attached Stock Option Agreement (which includes the Country-Specific Addendum, the “Award Agreement”), as set forth below. The Company desires to grant Participant this Option as an inducement material to Participant’s entering into employment with the Company. This Option is not being granted pursuant to the terms of the ANI Pharmaceuticals, Inc. Sixth Amended and Restated Stock Incentive Plan (the “Plan”), but shall be subject to the terms of the Plan as if granted thereunder and such terms shall be deemed incorporated herein by reference and made a part of this inducement grant. Unless otherwise defined herein, the terms used in this Notice of Grant and the Award Agreement shall have the meanings defined in the Plan.

Date of Grant:	[INSERT DATE]

Exercise Price per Share:	[INSERT PRICE]

Total Number of Shares:	[INSERT SHARES]

Total Exercise Price:	[INSERT PRICE]

Type of Option:	Non-Statutory Stock Option

Term/Expiration Date:	[INSERT DATE]

Vesting Commencement Date:	[INSERT DATE]

Vesting Schedule:	[INSERT VESTING SCHEDULE]

Termination Period:	[INSERT TERMINATION PERIOD]

Transferability:	Participant may not transfer this Option except as set forth in Section 8 of the Award Agreement (subject to compliance with Applicable Laws).

By accepting this Option (whether electronically or otherwise), Participant acknowledges and agrees to the following:

1.       This Option is governed by the terms and conditions of this Award Agreement and the Plan. In the event of a conflict between the terms of the Plan and this Award Agreement, the terms of the Plan will prevail.

2.       Participant has received a copy of the Plan, the Award Agreement, the Plan prospectus, the Company’s Insider Trading Policy and the Company’s Clawback Policy (if any) and represents that Participant has read these documents and is familiar with their terms. Participant further agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee (or its delegees) regarding any questions relating to this Option.

3.       The vesting and exercisability of the Option is subject to Participant’s continuous status as a Service Provider, which is for an unspecified duration and may be terminated at any time, with or without Cause, and nothing in the Award Agreement or the Plan changes the nature of that relationship. The Option to the extent of any unvested and unexercisable Shares will be automatically forfeited upon the cessation of the Participant’s status as a Service Provider without further notice or any payment in connection with such forfeiture.

4.       The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding receiving this Option. Participant should consult with his or her own personal tax, legal, and financial advisors regarding receiving this Option or taking any action regarding the Option.

5.       Participant consents to electronic delivery, acceptance of terms and conditions and participation as set forth in the Award Agreement.

PARTICIPANT:	ANI PHARMACEUTICALS, INC.

Signature	Stephen Carey
Chief Financial Officer

Print Name

ANI PHARMACEUTICALS, INC.

NON-PLAN INDUCEMENT STOCK OPTION

STOCK OPTION AGREEMENT

1.               Grant of Option. The Company hereby grants to the individual (the “Participant”) named in the Notice of Stock Option Grant (the “Notice of Grant”) an option (the “Option”) to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions set forth in the Notice of Grant and this Stock Option Agreement (the “Award Agreement”). The Company desires to grant Participant this Option as an inducement material to Participant’s entering into employment with the Company. This Option is not being granted pursuant to the terms of the ANI Pharmaceuticals, Inc. Sixth Amended and Restated Stock Incentive Plan (the “Plan”), but shall be subject to the terms of the Plan as if granted thereunder and such terms shall be deemed incorporated herein by reference and made a part of this inducement grant. The terms used in this Notice of Grant and the Award Agreement shall have the meanings defined in the Plan. Subject to Section 19 below, if there is a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan, will prevail. For purposes of the Notice of Grant and this Award Agreement, “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Company’s Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Subsidiary, as such laws, rules, and regulations shall be in effect from time to time. The Company will register the Option Shares underlying the Option concurrently with the next registration of Shares under the Plan but in no event later than the date any portion of the Option becomes exercisable.

2.               Vesting Schedule. Except as provided in Section 3, the Option awarded by this Award Agreement will vest and become exercisable in accordance with the Vesting Schedule set forth in the Notice of Grant. Options scheduled to vest and become exercisable on a certain date or upon the occurrence of a certain condition will not vest or become exercisable in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously providing services to the Company or any Subsidiary as an employee, director, officer, consultant, advisor or independent contractor (a “Service Provider”) from the date of grant until the date such vesting and exercisability occurs.

(a)                Termination as Service Provider. Participant will cease to be a Service Provider for purposes of this Option on the day that Participant no longer actively provides services to the Company or any Subsidiary as an employee, director, officer, consultant, advisor or independent contractor (except, in certain circumstances, to the extent Participant is on a Company-approved leave of absence and subject to any Company policy or Applicable Laws regarding such leaves). Participant will not be considered to be a Service Provider during any notice period or “garden leave” that may be required contractually or under any Applicable Laws. Notwithstanding the foregoing, the Committee (or any delegate) shall have the sole and absolute discretion to determine when Participant is no longer providing active services for purposes of this Award Agreement. The date Participant ceases to be a Service Provider is referred to herein as the “Termination Date.” Following the Termination Date, Participant may exercise the Option only as set forth in the Notice of Grant and this Section 2(a). Unless otherwise provided by the Committee, if on the Termination Date the Option is not vested and exercisable as to all its Shares, the Option to the extent of any Shares that are not then vested and exercisable will terminate. If Participant does not exercise the Option within the termination period set forth in the Notice of Grant or below, the Option will terminate. In no event may the Option be exercised after the Expiration Date set forth in the Notice of Grant.

(i)                 General Termination. In the event Participant ceases to be a Service Provider for any reason other than as a result of Participant’s Disability, death, Retirement or termination for Cause, Participant may, to the extent the Option is then vested and exercisable, exercise this Option during the termination period set forth in the Notice of Grant, or in the absence of a specified time, within three (3) months following the Termination Date.

(ii)               Termination upon Disability or Retirement of Participant. In the event Participant ceases to be a Service Provider as a result of Participant’s Disability or Retirement, Participant may, to the extent the Option is then vested and exercisable, exercise this Option within twelve (12) months following the Termination Date.

(iii)             Death of Participant. In the event Participant ceases to be a Service Provider as a result of Participant’s death, or in the event of Participant’s death within three (3) months following Participant’s Termination Date, to the extent this Option is vested and exercisable on the Termination Date, this Option may be exercised within twelve (12) months following the Termination Date, or if later, twelve (12) months following the date of death, by any beneficiaries designated in accordance with Section 15.3(b) of the Plan or, if there are no such beneficiaries, by Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance.

(iv)              Termination for Cause. In the event Participant’s relationship as a Service Provider is terminated for Cause, this Option (including any vested and exercisable portion thereof) shall immediately terminate in its entirety upon the first notification to Participant of such termination for Cause. If Participant’s relationship as a Service Provider is suspended pending an investigation of whether Participant will be terminated for Cause, all Participant’s rights under this Option, including the right to exercise this Option, shall be suspended during the investigation for a period of up to 45 days.

(b)                Actions Constituting Cause. In the event that Participant is determined by the Committee, in its sole discretion, to have committed any action that would constitute Cause, irrespective of whether such action or the Committee’s determination occurs before or after Participant’s Termination Date, all rights of the Participant under the Plan, in any Incentive Award granted under the Plan, in this Option (and including any vested and exercisable portion thereof), and under any agreement evidencing any Incentive Award then held by Participant, shall terminate and be forfeited without notice of any kind. The Company may defer the exercise of this Option for a period of up to 45 days in order for the Committee to make a determination as to the existence of Cause.

(c)                [Change in Control. If a Change in Control (as defined in the Plan) of the Company occurs, this Option will become immediately exercisable in full and will remain exercisable until the Time of Termination. In addition, if a Change in Control of the Company occurs, the Committee, in its sole discretion and without the consent of the Optionee, may determine that the Optionee will receive, with respect to some or all of the Option Shares, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the excess of the Fair Market Value (as defined in the Plan) of such Option Shares immediately prior to the effective date of such Change in Control of the Company over the option exercise price per share of this Option, or, in the event that there is no excess, that this Option will be terminated.]

(d)                Breach of Agreements or Policies. Notwithstanding anything in this Award Agreement to the contrary and in addition to the rights of the Committee under Section 12.4 of the Plan and Section 2(b) above, in the event that Participant materially breaches the terms of any employment, consulting, advisory, confidentiality or non-compete agreement entered into with the Company or any Subsidiary (including an employment, consulting, advisory, confidentiality or non-compete agreement made in connection with the grant of the Option), whether such breach occurs before or after the Termination Date, the Committee in its sole discretion may require the Participant to surrender this Option and/or the Shares issued upon the exercise of this Option, and to disgorge any profits (however defined by the Committee), made or realized by Participant in connection with this Option or any Shares issued upon the exercise of this Option. In addition, this Option will be subject to the terms and conditions of any clawback policy as may be established and/or amended from time to time by the Company.

(e)                Change in Time Commitment. In the event Participant’s regular level of time commitment in the performance of his or her services for the Company or any Subsidiaries is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from full-time to part-time or takes an extended leave of absence) after the date of grant of an Option, the Committee in its sole discretion, may (i) make a corresponding reduction in the number of Shares of the Option that is scheduled to vest and become exercisable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the Vesting Schedule applicable to the Option (in accordance with Section 409A of the Code, as applicable). In the event of any such reduction, the Participant will have no right with respect to any portion of the Option that is so amended.

3.                   Exercise of Option.

(a)                Right to Exercise. This Option may be exercised only within the term set forth in the Notice of Grant and may be exercised during such term only in accordance with the Plan and the terms of this Award Agreement.

(b)                Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit A (the “Exercise Notice”), or in a manner and pursuant to such procedures as the Committee may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be completed by Participant and delivered to the Company. In the event that the Option is being exercised as provided by the Plan and Section 2(a) above by any person or persons other than the Participant, the Exercise Notice must be accompanied by appropriate proof of right of such person or persons to exercise the Option. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any Tax-Related Items (as defined below) required to be withheld, paid or provided pursuant to any Applicable Laws. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price, any such Tax-Related Items and any other requirements or restrictions that may be imposed by the Company to comply with Applicable Laws or facilitate administration of the Option or Plan. Notwithstanding the above, Participant understands that the Applicable Laws of the country in which Participant is residing or working at the time of grant, vesting and exercisability, and/or exercise of this Option (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent the exercise of this Option, and neither the Company nor any Subsidiary assumes any liability in relation to this Option in such case.

4.                   Method of Payment. Unless otherwise elected by Participant, payment of the aggregate Exercise Price will be made via a “net exercise” of the Option in which the Company will not require a payment of the Exercise Price, but will reduce the number of Shares issued upon the exercise by the largest number of whole Shares that have a Fair Market Value on the exercise date that is equal to or less than the aggregate Exercise Price. Upon election by Participant, payment of the aggregate Exercise Price can also be made by any of the following, or a combination thereof:

(a)                cash (in U.S. dollars; including check, bank draft or money order); or

(b)                tender of a Broker Exercise Notice.

Participant understands and agrees that, unless otherwise permitted by the Company, any cross-border remittance made to exercise this Option or transfer proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require the Participant to provide such entity with certain information regarding the transaction.

5.                   Tax Obligations. Regardless of any action the Company or Participant’s employer or former employer, if applicable (the “Employer”) takes with respect to any or all applicable national, local, or other tax or social contribution, withholding, required deductions, or other payments, if any, that arise upon the grant, vesting, or exercise of this Option, the holding or subsequent sale of Shares, and the receipt of dividends, if any, or otherwise in connection with this Option or the Shares (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility and may exceed any amount actually withheld by the Company or the Employer. Participant further acknowledges and agrees that Participant is solely responsible for filing all relevant documentation that may be required in relation to this Option or any Tax-Related Items (other than filings or documentation that are the specific obligation of the Company or a Subsidiary or Employer pursuant to Applicable Laws) such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or exercise of this Option, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends. Participant further acknowledges that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting and exercisability, or exercise of the Option, the subsequent sale of Shares acquired under the Option and the receipt of dividends, if any; and (b) do not commit to and are under no obligation to structure the terms of the Option or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items, or achieve any particular tax result. Participant also understands that Applicable Laws may require varying Share or Option valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of Participant under Applicable Laws. Further, if Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, Participant acknowledges that the Company and/or the Employer may be required to withhold or account for Tax- Related Items in more than one jurisdiction.

6.                   Tax-Related Items.

(a)                Satisfaction of Tax-Related Items. As a condition to the grant, vesting and exercisability, and exercise of this Option and in accordance with Section 13 of the Plan, Participant hereby agrees to make adequate provision for the satisfaction of (and will indemnify the Company and any Subsidiary or Employer for) any Tax-Related Items. No payment will be made to Participant (or his or her estate or beneficiary) related to an Option, and no Shares will be issued pursuant to an Option, unless and until satisfactory arrangements (as determined by the Company) have been made by Participant with respect to the payment of any Tax-Related Items obligations of the Company and/or any Subsidiary or Employer with respect to the grant, vesting or exercise of the Option. Unless otherwise elected by Participant, payment of the aggregate Tax-Related Items will be made via a “net exercise” of the Option in which the Company will not require a payment of the Exercise Price, but will reduce the number of Shares issued upon the exercise by the largest number of whole Shares that have a Fair Market Value on the exercise date that is equal to or less than amount necessary to satisfy the obligations with regard to all Tax-Related Items. Upon election by Participant, payment of the Tax-Related Items can also be made by any of the following, or a combination thereof:

(i)	cash (in U.S. dollars; including check, bank draft or money order); or

(ii)               tender of a Broker Exercise Notice.

If the obligation for Tax-Related Items is satisfied by withholding Shares, the Participant is deemed to have been issued the full number of Shares purchased for tax purposes, notwithstanding that a number of Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the Participant’s exercise of the Option. Participant shall pay to the Company or a Subsidiary or Employer any amount of Tax-Related Items that the Company, Subsidiary or Employer may be required to withhold, pay or otherwise provide for in connection with any actions Participant takes with regard to this Option that cannot be satisfied by one or more of the means previously described in this paragraph 6. Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

(b)                Code Section 409A (Applicable Only to Participants Subject to U.S. Taxes). Under Code Section 409A, an option that is granted with an Exercise Price per Share that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “Discount Option”) may be considered “deferred compensation.” A Discount Option may result in (i) income recognition by Participant prior to the exercise of the option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The Discount Option may also result in additional state income, penalty and interest charges to the Participant. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the Exercise Price per Share of this Option equals or exceeds the Fair Market Value of a Share on the date of grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with an Exercise Price per Share that was less than the Fair Market Value of a Share on the date of grant, Participant will be solely responsible for Participant’s costs related to such a determination.

7.                  Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant. Participant will, however, be entitled to designate a beneficiary to receive this Option upon such Participant’s death, and, in the event of the Participant’s death, the exercise of this Option (to the extent permitted pursuant to Section 3(b) above) may be made by Participant’s legal representatives, heirs and legatees.

8.                  Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares unless and until such Shares will have been issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). After such issuance, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares, but prior to such issuance, Participant will not have any rights to dividends and/or distributions on such Shares.

9.                  No Guarantee of Continued Service or Grants. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING AND EXERCISABILITY OF SHARES PURSUANT TO THE VESTING SCHEDULE IN THE NOTICE OF GRANT SHALL OCCUR ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE EMPLOYER OR CONTRACTING ENTITY (AS APPLICABLE) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH IN THE NOTICE OF GRANT DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE EMPLOYER OR THE COMPANY OR SUBSIDIARY TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE (SUBJECT TO LOCAL APPLICABLE LAWS).

10.               Nature of Grant. In accepting the Option, Participant acknowledges, understands and agrees that:

(a)               the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)                the receipt of the Option grant is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options even if Options have been granted repeatedly in the past;

(c)               all decisions with respect to future awards of Options, if any, will be at the sole discretion of the Company;

(d)               Participant’s receipt of the Option and any actions taken regarding the Option are voluntary;

(e)               the Option and the Shares subject to the Option are extraordinary items that do not constitute regular compensation for services rendered to the Company or the Employer, and that are outside the scope of Participant’s employment contract, if any;

(f)               the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation;

(g)               the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer, subject to Applicable Laws;

(h)               the future value of the underlying Shares is unknown and cannot be predicted with certainty; further, if Participant exercises the Option and obtains Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price;

(i)               Participant also understands that neither the Company nor any Subsidiary is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any Subsidiary in its sole discretion of an applicable foreign currency exchange rate that may affect the value of the Option (or the calculation of income or Tax-Related Items thereunder);

(j)               in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of service or employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of Applicable Laws, including, without limitation, applicable local labor laws), and Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

(k)               the Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

11.               Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or compliance of the Shares upon or with any securities exchange or under any Applicable Laws, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the grant or vesting of the Option or purchase by, or issuance of Shares to, Participant (or his or her estate) hereunder, such purchase or issuance will not occur unless and until such listing, registration, qualification, compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any Applicable Laws. Assuming such compliance, for purposes of the Tax-Related Items, the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares. The Company shall not be obligated to issue any Shares pursuant to this Option at any time if the issuance of Shares, or the exercise of an Option by Participant, violates or is not in compliance with any Applicable Laws.

12.               Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Option and on any Shares acquired under the Option, to the extent the Company determines it is necessary or advisable in order to comply with any Applicable Laws or facilitate the administration of the Option and the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Participant understands that the Applicable Laws of the country in which he or she is resident at the time of grant, vesting, and/or exercise of this Option or the holding or disposition of Shares (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent exercise of this Option or may subject Participant to additional procedural or regulatory requirements he or she is solely responsible for and will have to independently fulfill in relation to this Option or the Shares. Notwithstanding any provision herein, this Option and any Shares shall be subject to any special terms and conditions or disclosures as set forth in any addendum (the “Country-Specific Addendum,” which forms part this Award Agreement) or in any Sub-Plan to the Plan for Participant’s country. Participant also understands and agrees that if he works, resides, moves to, or otherwise is or becomes subject to Applicable Laws or company policies of another jurisdiction at any time, certain sub-plans, country-specific notices, disclaimers and/or terms and conditions may apply to him as from the date of grant, unless otherwise determined by the Company in its sole discretion.

13.               Committee Authority. The Committee will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination regarding whether any Shares subject to the Option have vested and become exercisable). All actions taken, and all interpretations and determinations made, by the Committee in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

14.               No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s receipt of the Option, taking any actions regarding the Option, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors before receiving this Option and before taking any action regarding the Option.

15.               Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s Personal Data (as described below) by and among, as applicable, the Company, any Subsidiary, or third parties as may be selected by the Company for the exclusive purpose of implementing, administering and managing the Option and Participant’s actions with respect to the Option. Participant understands that refusal or withdrawal of consent will affect Participant’s ability to receive or take actions regarding the Option; without providing consent, Participant will not be able to receive the Option grant or take actions with regard to or realize benefits (if any) from the Option.

Participant understands that the Company and any Subsidiary, or designated third parties may hold personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”). Participant understands that Personal Data may be transferred to any Subsidiary, or third parties assisting in the implementation, administration and management of the Option and Plan, that these recipients may be located in the United States, Participant’s country (if different than the United States), or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Option and Plan, to its legal counsel and tax/accounting advisor, and to the Subsidiary or entity that is Participant’s employer and its payroll provider.

Participant should also refer to any data privacy policy implemented by the Company (which will be available to Participant separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of Participant’s Personal Data.

16.               Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its Secretary at ANI Pharmaceuticals, Inc., 210 Main Street West, Baudette, MN 56623, or at such other address as the Company may hereafter designate in writing.

17.               Binding Agreement. Subject to the limitation on the transferability of this Option contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

18.               Plan Terms Incorporated by Reference. Although this Option is not granted and issued under the Plan, this Award Agreement is subject to all terms and provisions of the Plan. If there is a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.

19.               Corporate Records Control. In the event that the corporate records (e.g., Board or Committee consents, resolutions or minutes) documenting the corporate action constituting the grant of this Option contain terms (e.g., exercise price, vesting schedule or number of Shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

20.               Electronic Delivery and Acceptance. By accepting this Option, Participant agrees to receive this Option and take actions regarding the Option through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, and consents (a) to the electronic delivery of the Award Agreement, the Plan, account statements, Plan prospectuses, and all other documents, communications and information related to the Option, Shares and Participant’s current or future actions regarding the Option, and (b) to the use of electronic signatures and acceptances (including click-through acceptances) of terms and conditions. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Option and the Plan, the delivery of the document via e-mail, or such other delivery determined at the Company’s discretion. Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service, or email to Sherri Bitter, VP of Human Resources.

21.               Translation. If Participant has received this Award Agreement, including appendices, or any other document related to the Plan or the Option translated into a language other than English, and the meaning of the translated version is different than the English version, the English version will control.

22.               Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

23.               Agreement Severable. If any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

24.               Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection to this Option.

25.               Amendment, Suspension or Termination of the Plan. By accepting this Incentive Award, Participant expressly warrants that he or she has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

26.               Governing Law and Venue. This Award Agreement will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware and agree that such litigation will be conducted in the courts of Delaware, or the federal courts for the United States for the District of Delaware and no other courts.

***

Country-Specific Addendum

This Addendum includes additional country-specific notices, disclaimers, and/or terms and conditions that apply to Participants who are working or residing in the countries listed below, if any, and that may be material to their receipt of the Option and taking any actions regarding the Option. Such notices, disclaimers, and/or terms and conditions may also apply, as from the date of grant, if Participant moves to or otherwise is or becomes subject to the Applicable Laws or company policies of any country listed below. However, because foreign exchange regulations and other local laws are subject to frequent change, Participant is advised to seek advice from his or her own personal legal and tax advisor prior to accepting or exercising an Option or holding or selling Shares acquired pursuant to the Option. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s acceptance of the Option or taking any action regarding the Option. Unless otherwise noted below, capitalized terms shall have the same meaning assigned to them under the Plan, the Notice of Grant and the Award Agreement. This Addendum forms part of the Award Agreement and should be read in conjunction with the Award Agreement and the Plan.

Securities Law Notice: Unless otherwise noted, neither the Company nor the Shares are registered with any local stock exchange or under the control of any local securities regulator outside the United States. The Award Agreement (of which this Addendum is a part), the Notice of Grant, the Plan and any other communications or materials that Participant may receive regarding the Option do not constitute advertising or an offering of securities outside the United States, and the issuance of securities described in any Option-related documents is not intended for public offering or circulation in Participant’s jurisdiction.

Canada

Plan Matters

In the case of an Eligible Recipient who is a resident of Canada for purposes of the Income Tax Act (Canada), the following provisions shall apply:

1. All Options shall be treated as Non-Statutory Stock Options.

2. Shares issuable upon the exercise or settlement of an Option shall be newly and previously unissued shares of the applicable capital stock.

3. The reference to “the Code” in the definition of “Tax Date” in the Plan shall be replaced with “the Income Tax Act (Canada)”.

4. If the number of Shares issuable upon the exercise of all or a part of an Option would, but for Section 4.3 of the Plan, result in the issuance of fractional Shares, the number of Shares so issuable shall be rounded down to the nearest whole number.

5. Notwithstanding Sections 4 and 6 of the Award Agreement, payment of the aggregate Exercise Price and/or aggregate Tax-Related Items will be made via a “net exercise” of the Options only with the consent and agreement of the Participant. In the event the Participant agrees to such a “net exercise”, the Corporation agrees that an election pursuant to subsection 110(1.1) of the Income Tax Act (Canada) will be made in respect of the Options.

6. Section 14.3(a)(ii) of the Plan shall be replaced with “(ii) in the case of Options, exchange any or all outstanding Options for similar rights having a value not exceeding an amount equal to the amount the Participant would have received (net of the exercise price) with respect to such vested Options had such Options been exercised immediately prior to the consummation of the Corporate Transaction.”

Securities Law Notice

The security represented by this Option was issued pursuant to an exemption from the prospectus requirements of applicable securities legislation in Canada.  Participant acknowledges that as long as the Company is not a reporting issuer in any jurisdiction in Canada, the Option and the underlying Shares will be subject to an indefinite hold period in Canada and subject to restrictions on their transfer in Canada. Subject to the terms and conditions of the Agreement and applicable securities laws, Participant is permitted to sell Shares provided the sale of such Shares takes place outside of Canada.

Foreign Share Ownership Reporting

If Participant is a Canadian resident, Participant’s ownership of certain foreign property (including shares of foreign corporations) in excess of CAD $100,000 may be subject to ongoing annual reporting obligations. Participant should refer to CRA Form T1135 (Foreign Income Verification Statement) and consult Participant’s tax advisor for further details.  It is Participant’s responsibility to comply with all applicable tax reporting requirements.

Quebec: Consent to Receive Information in English

The following applies if Participant is a resident of Quebec: The parties acknowledge that it is their express wish that this Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la redaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

EXHIBIT A

ANI PHARMACEUTICALS, INC.

NON-PLAN INDUCEMENT STOCK OPTION

EXERCISE NOTICE

ANI Pharmaceuticals, Inc.

210 Main Street West

Baudette, MN 56623

Attention:

1.                   Exercise of Option. Effective as of today,                        ,                        , the undersigned (“Purchaser”) hereby elects to purchase,                        , shares (the “Shares”) of the Common Stock of ANI Pharmaceuticals, Inc. (the “Company”) under and pursuant to the Notice of Stock Option Grant and the Stock Option Agreement dated                        ,               (the “Award Agreement”) and in accordance with the provisions of the Plan. The purchase price for the Shares will be USD $                       , as required by the Award Agreement.

2.                   Delivery of Payment. Purchaser herewith delivers to the Company, or otherwise makes adequate arrangements satisfactory to the Company, the full purchase price of the Shares and any Tax-Related Items (as defined in the Agreement) to be paid in connection with the exercise of the Option.

3.                   Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Award Agreement and agrees to abide by and be bound by their terms and conditions.

4.                   Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 4.3 of the Plan.

5.                   Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6.                   Entire Agreement; Governing Law. The Plan and Award Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

Submitted by:	Accepted by:

PURCHASER:	ANI PHARMACEUTICALS, INC.

Signature	Stephen Carey
Chief Financial Officer

Print Name

Date Received